Exhibit 10.5

ETHANOL STORAGE AND THROUGHPUT AGREEMENT

THIS ETHANOL STORAGE AND THROUGHPUT AGREEMENT (this “Agreement”), is entered into as of the 1st day of July, 2015 (the “Effective Date”), by and between Green Plains Ethanol Storage LLC (the “Operator”) and Green Plains Trade Group LLC (the “Customer”).

WHEREAS, Operator owns, operates and maintains 12 ethanol storage terminals as described on Exhibit G (each such terminal, a “Terminal” and collectively, the “Terminals”) which provide handling storage and throughput of denatured, fuel grade ethanol and have an aggregate shell capacity of 26.6 million gallons, which allows Operator to (a) receive deliveries of ethanol from various receipt point(s) from Customer’s Ethanol Production Facilities (as defined herein), (b) to store ethanol, (c) redeliver and load ethanol at various loading and/or delivery point(s), and (d) redeliver ethanol via pipeline to various other delivery points;

WHEREAS, Customer desires that Operator provide handling, storage and throughputting of Customer’s denatured, fuel grade ethanol (the “Product”) produced by each of Customer’s ethanol production facilities as described in Exhibit H (each such facility, an “Ethanol Production Facility” and collectively, the “Ethanol Production Facilities”), upon the terms and conditions set forth herein; and

WHEREAS, Operator desires to provide Customer such services for handling, storage and throughput of the Product at the Terminals upon the terms and condition set forth herein;

NOW, THEREFORE, in consideration of the mutual premises of the parties and covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Basic Agreement.

a. Services: Subject to the provisions of this Agreement and rights of all applicable governmental authorities, during the Term (as defined herein), Operator agrees to provide to Customer at the Terminals, subject to (i) the Nomination and Scheduling Procedures as described in Exhibit C, and (ii) the Minimum Throughput Capacity (as defined herein), shared access to tankage for the commingled storage of Customer’s Product, together with rail car and truck loading access, as required, for the throughput of Customer’s Product, the following services (collectively, the “Throughput Services”):

i. The receipt of Customer Product in an aggregate amount of up to the Minimum Throughput Capacity per calendar quarter, such amount to be allocated among each Terminal as described in Exhibit G;

ii. The operational storage of Customer’s Product in the capacities for each storage tank as described in Exhibit G;

iii. The redelivery of Customer’s Product in amounts nominated up to the Minimum Throughput Capacity per calendar quarter, such amount to be allocated among each Terminal as described in Exhibit G;

iv. The metering of receipts and deliveries of Customer’s Product, as needed;

v. Scheduling deliveries into and out of the Terminals;

vi. Controlling access to the Terminals;

vii. Maintaining, cleaning, repairing, and when necessary, replacing components of the Terminals so that they can function at a level consistent with industry standards;

viii. Performing inspections and otherwise monitoring the equipment in service at the Terminals; and

ix. Performing administrative and billing services associated with the use of the Terminals.

The Throughput Services may be provided by Operator or any of Operator’s subsidiaries.

b. Equipment: Operator shall maintain or arrange to have maintained in good order and repair the storage capacity at the Terminals described in Exhibit G, reasonable wear and tear accepted, including but not limited to pipelines, pumps, pumping equipment and any related equipment to be used for the receipt, storage, handling and transfer of the Product delivered by Customer to the Terminals. Operator agrees to provide all meters and equipment required to provide the Throughput Services.

c. Services Standard: Operator agrees to provide, operate and maintain at its sole cost, risk and expense, the Terminals and other facilities necessary to provide the Throughput Services contemplated in this Agreement in a good and workmanlike manner in accordance with standards customary in this industry, including those specified in Section 1(a).

d. Commingled Storage: Operator shall provide sufficient commingled space to allow throughput of the Minimum Throughput Capacity in a timely and ratable manner. Customer acknowledges that its Product may be commingled within the storage tanks at each Terminal with product of other customers, which shall be in compliance with the specifications set forth in Exhibit B.

e. Product Specifications and Quality: Customer agrees to provide Operator a Certificate of Analysis (“COA”) for all of Customer’s Product delivered to each Terminal which meets the specifications set forth in Exhibit B. Customer will be responsible for any contamination and remediation or removal costs of contaminated product caused by delivery of any product into tank storage which is identified in any way to be contaminated (“Off Spec”). Any product determined to be Off Spec due to Sulfates, or for any other reason not in compliance with ASTM 1-4806 current standards, will be considered contaminated product and treated in accordance with Section 8.

f. Minimum Throughput Capacity: Operator will provide an aggregate throughput capacity at the Terminals for Customer each calendar quarter in the amount of two hundred and fifty million (250,000,000) U.S. gallons (the “Minimum Throughput Capacity”), such volumes to be allocated among each of the Terminals as described in Exhibit G (each Terminal’s allocated portion, the “Specified Terminal Throughput Capacity”). Customer will exclusively deliver to the Terminals all of the ethanol produced by the Ethanol Production Facilities; provided, however, this obligation shall not prevent Customer from delivering up to a maximum of 2% of alcohol and non-transportation fuels to other terminal facilities. Customer shall have the right to deliver up to the Minimum Throughput Capacity (on a system-wide basis) to the Terminals each calendar month during the term subject to all other terms and conditions in this Agreement, on a take-or-pay basis. Customer may have additional Product available to ship during a calendar quarter and will notify Operator of such Product availability using the Nomination and Scheduling Procedures set forth in Exhibit B. Operator will use its best efforts to accommodate additional Product at a Terminal over and above the Specified Terminal Throughput Capacity; provided, however, that if the storage capacity at any of the Terminals is insufficient to maintain storage for at least six days of the expected production of the Customer’s Ethanol Production Facility adjacent to such Terminal, Customer and Operator will negotiate the terms of providing service above such level, including the potential construction of additional capacity.

g. Tank Bottoms: Customer may be required to carry a pro rata amount of Product inventory at the Terminals in tank bottoms, based on Customer’s pro rata share of throughput capacity, that is not available for lifting during the Term of this Agreement. The total volume of tank bottoms at each Terminal is the number of gallons for each Terminal as described in Exhibit G. At the termination of this Agreement, Customer’s pro-rata share of such tank bottoms shall be returned to Customer for final lifting from the applicable Terminal.

h. Third Party Services: Customer shall not assign its rights to Throughput Services to third parties or otherwise deliver Product for third parties at the Terminals unless written approval for such activity is obtained in advance from Operator, which shall not be unreasonably withheld. This Section does not apply to any In Tank Transfer of Product between existing Inventory Holders at the Terminals, which will be allowed without penalty, subject to Operator approval, which shall not be unreasonably withheld. In addition, Customer shall be allowed to exchange and buy/sell product without penalty, subject to Section 29 of this Agreement.

i. Adjustment of Quantities: A barrel shall consist of forty-two (42) U.S. gallons, and a gallon shall contain two hundred thirty-one (231) cubic inches. All receipts and deliveries will be calculated on the basis of sixty degrees Fahrenheit (60°F), using Table 6B ASTM D- 1250. Operator shall insure that every receipt and delivery has been temperature corrected.

2. Minimum Volume Commitment.

a. MTVC: For each calendar quarter during the Term, Customer shall be obligated to tender for delivery to the Terminals and to nominate Customer Product for delivery, a minimum volume of 212,500,000 gallons of Customer Product (the “Minimum Throughput Volume Commitment” or “MTVC”), such volumes to be allocated among each of the Terminals as described in Exhibit G (the “Terminal Throughput Volume Commitment” or “TTVC”).

b. Quarterly Deficiency Credits: If Customer pays any Shortfall Fee (as defined below) with respect to any calendar quarter, then subject to the other provisions of this Section 2, for a period of four full calendar quarters from the end of the calendar quarter in which such Shortfall Fee was accrued, Customer shall be entitled to a credit with respect to the Throughput Rate (as defined below) payable by Customer during any such calendar quarter in connection with volumes of Customer Product tendered by Customer during any such calendar quarter (each such volume credit, stated in gallons, a “Prepaid Throughput Credit”).

i. During any subsequent calendar quarter in which an earned Prepaid Throughput Credit may be utilized by Customer, Customer may only utilize such Prepaid Throughput Credit for volumes of Customer Product tendered for delivery in excess of the Minimum Throughput Volume Commitment.

ii. The use of a Prepaid Throughput Credit shall result in Customer not being obligated to pay a Throughput Rate attributable to volumes of Customer Product, stated in gallons tendered, but only up to the amount of such Prepaid Throughput Credit and only with respect to volumes of Customer Product so tendered in excess of the Minimum Throughput Volume Commitment.

iii. Any portion of the Prepaid Throughput Credit not used by Customer during the earlier of the succeeding four calendar quarters or prior to the expiration of the Term or the termination of this Agreement will expire; provided, however, that if Customer is prevented from using all or a portion of the applicable Prepaid Throughput Credit due to the occurrence of a Force Majeure Event, then the period that the applicable Prepaid Throughput Fee may be used shall be extended for the same period as the duration of the applicable Force Majeure Event; provided further, that no such Prepaid Throughput Credit shall be used by Customer following the expiration of the Term or the Termination of this Agreement.

c. Reduction in TTVC: If, during any period, all or any portion of the TTVC for a particular Terminal is not available to Customer for any reason not resulting from or relating to an action or inaction by Customer, Customer’s obligation to pay the Throughput Rate with respect to the TTVC will be decreased proportionately to the portion of the TTVC that is not available at such Terminal, but solely for the period that such portion of the applicable TTVC is unavailable.

d. Prepaid Throughput Credit Records. Operator shall be responsible for keeping records and balances of any applicable Prepaid Throughput Credit that has been earned by Customer and providing such balances to Customer upon Customer’s request.

3. Product Handling.

a. Delivery: Customer agrees to ratably nominate, and cause to be delivered the Product from the Ethanol Production Facility located adjacent to each Terminal, subject to notification and scheduling approval by Operator. Written notification for purposes of this Section 3 includes communication via electronic mail. Operator will make reasonable efforts to accept any Product without proper prior approval and minimize all surcharges to Customer. Customer acknowledges that Customer is responsible for any additional fees charged by Operator related to Product delivered without prior notification and approval by Operator.

b. Storage: Operator shall provide the handling, storage and throughput services, on a system wide basis at the Terminals, up to the Minimum Throughput Capacity, and may store Product for Customer at the Terminals for so long as Product is received and redelivered in volumes within the Minimum Throughput Capacity (subject to any additional capacity agreed to in accordance with Section 1(e) herein); provided, however, that Customer shall deliver and accept redelivery of Product to and from each Terminal on a ratable basis. Operator reserves the right, in its sole discretion, to delay or cancel the in-flow of additional Product deliveries into a Terminal at any time during which Customer is not in compliance with the requirement for timely lifting of its Product from a Terminal. In addition to the foregoing, at any time that Product inventory exceeds the available storage capacity of any Terminal, Operator may, in its sole discretion, notify Customer in writing that one or more of the following actions must be taken:

i. As soon as reasonably feasible following receipt of the notice described above from Operator, Customer shall remove the excess quantity of Product inventory as reasonably specified by Operator; or

ii. As soon as reasonably feasible following receipt of the notice described above from Operator, Customer shall deliver via in tank transfer the excess quantity of Product inventory as reasonably specified by Operator to another customer at such Terminal, that, in Operator’s sole discretion, has the capacity to receive such Product.

In the event that neither of the above actions has been taken by Customer within forty-eight (48) hours following receipt of the notice described above, then Operator shall have the right, after giving at least twenty four (24) hours prior written notice to Customer, to temporarily allocate such excess quantity of Product inventory to another customer of such Terminal solely for the purpose of Operator internally maintaining a 30-day residence period for Product in storage at such Terminal. The allocation shall be solely for internal administrative purposes of Operator, and title to all Product while in storage at such Terminal shall at all times be in, and remain with, Customer, subject to any warehouse lien rights asserted by Operator. Operator shall document any allocation, provide written notice thereof to Customer and maintain a “book” inventory for Customer reflecting the quantity of Product temporarily allocated to another customer of a Terminal pursuant to this subparagraph. Operator shall restore the availability of such Product to Customer as soon as reasonably feasible, and in all events within forty eight (48) hours after Customer has re-balanced its inventory to comply with the required 30-day storage limitation and Customer continues to retain sufficient physical inventory available at such Terminal. An administrative fee of $0.01 per gallon of Product allocated shall be paid by Customer.

4. Terminal Access: Customer acknowledges that all carriers and drivers entering a Terminal on behalf of Customer will be required to complete and adhere to Terminal’s Access Agreements provided by the Operator, and Operator reserves the right to modify such Access Agreements at any time. Operator reserves the right to deny access to any individual driver or carrier at any time for activities that unreasonably affect the safe operation of a Terminal in its sole discretion. These activities include but are not limited to exceeding posted speed limits, reckless driving within a Terminal, speeds in excess of that which is appropriate for the then existing conditions (weather and traffic congestion), drug or alcohol use, theft, or vandalism. Customer acknowledges that all common carriers, sole proprietors or other drivers or carriers requiring access to a Terminal may be required to comply with the insurance requirements set forth in Exhibit A and Operator reserves the right to deny access to any third party that may not be willing or able to comply with such requirements in its sole discretion. Customer further acknowledges that all common carriers, individuals or other drivers or carriers requiring access to a Terminal may be required to complete a safety orientation course provided by Operator and adhere to all applicable railway safety requirements for access to a Terminal. Customer agrees that it shall cause each of its customers, and each party carrying Product for each of its customers, to enter into such reasonable agreements and obey such reasonable rules as Operator shall impose with respect to the use of the Terminals. Such agreements may include, but shall not necessarily be limited to, procedures for fueling, compliance with laws, indemnification of Operator and waiver of subrogation.

5. Inventory Reporting and Logistics Services: Operator will provide inventory reporting services to the Customer and assist Customer with scheduling and inventory management as set forth in Exhibit E. Operator shall send Customer’s inventory reports by email daily. It is understood that any emailed reports represents the activity of the immediately preceding twenty-four (24) hour period, with the exception of weekends and holidays, which will be sent electronically on the next business day. Customer is responsible for reporting any discrepancies with the reports to Operator in a timely manner.

6. Charges.

a. Fee For Throughput Services: Each month, Customer shall pay to Operator a fee in an amount equal to: (i) the aggregate volume of Customer Product received by Operator from Customer or for Customer’s account at a Terminal during such month, stated in gallons, multiplied by (ii) the Throughput Rate.

b. Throughput Rate: For the period commencing on the Effective Date and continuing until the last day of the fifth anniversary of the Effective Date, Customer shall pay a throughput fee of $0.05 per gallon of Product delivered to the Terminals (the “Initial Throughput Rate”) according to the payment terms of this Agreement. For the period commencing on the beginning of the sixth anniversary of the Effective Date and continuing for the remainder of the Term, the amount of the Initial Throughput Rate shall be increased by an amount equal to the percentage change, if any, in the Bureau of Labor Producer Price Index since the Effective Date (the Initial Throughput Rate, as adjusted, the “Throughput Rate”). For avoidance of doubt, (i) the Throughput Rate shall not be decreased below the Initial Throughput Rate as a result of the applicable Producer Price Index percentage decreasing since the Effective Date, and (ii) such recalculation to determine the Throughput Rate shall occur only once, on the first day of the sixth year of the Term, and such recalculated Throughput Rate shall continue for the remainder of the Term. If neither Party has indicated its desire to terminate this Agreement, at least six (6) months prior to the expiration of the Term, the Parties will negotiate in good faith to determine the throughput fee for any Renewal Term (as defined herein) as negotiated in good faith between the Parties.

c. Shortfall Fee: For any calendar quarter, should Customer fail to tender an aggregate volume of Customer Product to Operator at the Terminals equal to the MTVC for such calendar quarter and Operator is ready, willing and able to provide the Minimum Throughput Capacity, then Customer shall pay to Operator a fee in accordance with the terms of this Agreement as a result of such shortfall (such fee, a “Shortfall Fee”) calculated as follows:

i. The sum of:

a) the amount of the MTVC for which Operator was ready, willing and able to provide the Minimum Throughput Capacity, and for the avoidance of doubt, such amount shall not include any volumes for which Operator was not ready, willing and able to provide the Minimum Throughput Capacity for any reason not resulting from actions or inactions by Customer or its affiliates, including but not limited to the following: if Operator is required to reduce the Minimum Throughput Capacity to comply with any applicable law, rule or regulation, if Operator is unable to provide the Minimum Throughput Capacity due to a Force Majeure Event (as defined herein), or if Operator’s repair and maintenance schedule prevents Customer from using the Minimum Throughput Capacity or any portion thereof, minus

b) the aggregate volumes, stated in gallons, of Customer Product actually tendered into the Terminals by Customer during such calendar quarter, multiplied by

ii. the Throughput Rate.

d. Other Fees and Charges: Customer acknowledges other fees and charges may be applicable and will be the responsibility of Customer as set forth in other Sections of this Agreement.

7. Payment.

a. Monthly Fees and Charges: Operator shall, on or before the 10th business day of each month, invoice Customer via email for other fees and charges incurred during the preceding month(s) that have not previously been invoiced, and Customer shall make payment to Operator within five (5) business days following receipt of the invoice via wire transfer or ACH to an account designated by Operator, or check payment to address designated on invoice. Customer shall be responsible to pay any bank charges incurred by Customer when remitting funds via wire transfer or ACH. Customer shall advise Operator of the proper address for which to forward invoices, fax information, email or phone numbers for any other contacts Operator may need.

b. Interest and Other: Customer agrees that an interest charge of 1.5% per month, or 18% per annum, may be charged on all past due balances, and Customer agrees to pay Operator any and all such accrued interest charges incurred on all past due balances. Customer agrees that Operator shall not be obligated to provide any services as provided for in this Agreement when Customer fails to pay invoices when due. In the event Customer has a dispute of any portion of an invoice, Customer shall immediately notify Operator in writing and via email of the disputed amount, with a detailed explanation, and shall pay the undisputed portion of such invoice in accordance with the payment terms of this Section 7. After receipt of notice of a disputed amount, Customer and Operator shall meet to resolve the disputed amount within thirty (30) days of receipt of notice.

c. Liens: Title to the Product shall at all times remain with Customer or its assignees. At all times to the extent permitted by law, Operator shall have all valid and applicable statutory, common law and contractual liens upon all Product at any time in or on the Terminals for the fees and all other charges and costs that are due and payable to Operator by Customer, whether such fees and costs are incident to Product then in or on the Terminals.

8. Definition of Liability.

a. Possession and Control: Title to Product hereunder shall always remain with Customer. However, the Terminals shall be deemed to have received physical custody and control of Product at the time Product passes, as applicable, (1) the last permanent fixture affixed to each railcar at a Terminal, (2) the unloading connection from the truck loading rack into trailers furnished or designated by Customer, or (3) the inlet manifold of each Terminal. Operator shall not be liable in any way for Product not in the custody and control of a Terminal.

b. Product Gains/Losses: With respect to Customer’s Product, normal evaporation and handling losses will not exceed five-tenths percent (0.5%) (the “Evaporation Threshold”). Operator shall not be liable for normal evaporation and handling losses not in excess of the Evaporation Threshold. Product gains and losses will be analyzed at the end of each month and reconciled at the end of each calendar year at minimum.

c. Loss or Damage to Product. Operator agrees to reimburse Customer for any loss or damage to Customer’s Product occasioned by negligent acts or omissions of Operator, its employees, contractors, agents, customers or invites.

d. Delivery of Contaminated Product: Operator shall immediately notify Customer if any Product delivered to a Terminal is identified as Off Spec or otherwise unsuitable for storage, handling, or throughput in accordance with the procedures set forth on Exhibit D hereto. Operator shall not be required to offload or otherwise handle such Off Spec Product. Customer shall be responsible for any and all costs of removal and replacement of Off Spec Product (including removal from storage) including railcars, trucks, or equipment containing such Product or utilized for load out of Product, to include any subsequent commingled Product that becomes Off Spec as a result, as quickly as reasonably feasible following Customer’s knowledge of such contaminated Product being delivered to a Terminal. Expenses may include any and all costs associated with bringing storage tanks, equipment and piping back into operating condition. Operator reserves the right to remove any railcars containing contaminated product from the Terminals, at Customer’s sole expense. Any contaminated product delivered into storage at a Terminal, shall be removed at Customer’s sole expense. Any contaminated product not removed from storage within 72 hours of notification by Operator to Customer, shall incur a charge of $1,000 per day until such time storage tank is emptied and considered suitable for subsequent product delivery and operation. In the event there is an additional customer with product in tank, that incurs expense due to such contamination, Customer agrees to reimburse any and all charges incurred by such additional customer not being able to access their product in tank due to contamination.

e. Third Party Access: Customer agrees that access to any Terminal by any party sent to such Terminal who is not an employee of Customer to provide services on behalf of Customer may, in the sole discretion of Operator, be required to execute an Access Agreement between Operator and third party, and provide Operator approved Certificates of Insurance, prior to accessing such Terminal. Customer agrees to assist Operator in obtaining such Access Agreements from third parties, and to indemnify Operator for any claims, losses, suits, liabilities and expenses to the extent caused by the third party while performing services on behalf of Customer, so long as Operator first exhausts its remedies against such third parties and their insurers.

f. Insurance and Liability: Each of the parties agrees to maintain commercial general liability insurance and other insurance coverage as described in Exhibit A of this Agreement with insurance companies licensed to do business in each State where the Terminals are located. Customer acknowledges and understands that the limits and any other requirements described in Exhibit A are subject to change by Operator at any time and Operator will provide timely notice of any changes to Customer and third parties. Neither party shall be responsible to the other for any loss covered by the aforesaid insurance. Customer acknowledges that all insurance requirements of the Operator must be complied with at all times. Each party agrees to indemnify and hold the other party, (including its agents and employees) harmless from and against all claims, fines, penalties, losses, costs, attorneys lees, judgments, and damages for personal injuries and property damage, including claims for strict liability, which occur or arise from the negligence or willful act or omission of such party, their agents, employees, representatives or contractors (each a “Loss” and collectively, the “Losses”). Neither party shall be liable to the other party for indirect, incidental, consequential, exemplary, punitive, special or speculative damages for any failure to perform or for the manner of performance, including without limitation lost profits or savings, even if the other party has been advised of the possible existence of such losses. In the event Customer and Operator, or their respective employees, agents, representatives or contractors, are concurrently or jointly liable for Losses indemnifiable under this Agreement, the indemnification provided by each party to the other under this Agreement shall be proportionate to the percentage of the Loss attributable to that party’s (or its employee’s, agent’s, representative’s or contractor’s) negligence.

For the avoidance of doubt, Operator agrees to maintain insurance covering Customer’s property, while in Operator’s physical custody and control, against physical loss or damage. Notwithstanding the foregoing, in no instance shall Operator maintain insurance or be responsible for Loss or damage occasioned by Customer’s delivery of any contaminated Product, as more specifically set forth in Section 8(c) of this Agreement.

g. Compliance with Law: Customer represents to Operator that the Product contemplated to be stored pursuant to this Agreement is not derived or manufactured from crude petroleum or gas that was produced or withdrawn from storage in violation of any federal, state or other governmental law, or in violation of any rule, regulation or order promulgated by any governmental agency having, or presuming to have, jurisdiction over the Terminals. Each party certifies that their respective trucks, tanks and other equipment operated by them under this Agreement are constructed, operated, and maintained in accordance with applicable legal requirements of all federal, state and local authorities having jurisdiction. Customer shall comply with all applicable laws and shall be responsible for obtaining all governmental permits, licenses and approvals, and satisfying all formalities which may be necessary to manufacture and transport Product, or otherwise in connection with this Agreement. Operator shall comply with all applicable laws and shall be responsible for obtaining all governmental permits, licenses and approvals, and satisfying all formalities which may be necessary to store the Product, or otherwise in connection with this Agreement.

9. Taxes. Customer shall be responsible for paying (or reimbursing Operator for) all taxes (other than income taxes, gross receipt taxes and similar taxes) that Operator incurs on Customer’s behalf for the services Operator provides to Customer under this Agreement.

10. Title. Except as provided in Section 1, Operator shall not acquire any right, title or interest in the Product delivered to Operator pursuant to this Agreement and all title and ownership or such Product shall remain exclusively with Customer or Customer’s customer. Except as provided in Section 1, Operator shall not represent itself to any third party as the owner of any of the Product and shall hold the Product in trust for Customer.

11. Term. The initial term, of this Agreement shall begin on the Effective Date and shall continue for a period of ten (10) years (the “Initial Term”) and shall automatically renew for successive twelve (12) month terms thereafter (each such Term a “Renewal Term” and all Renewal Terms, collectively with the Initial Term, the “Term”) until terminated by either party by providing 360 days written notice of such termination to the other party; provided, however, that if Green Plains Inc. is unable to complete the construction of any of its own transload facilities reasonably necessary to transload the existing production at the Terminals prior to the expiration of the Term due to regulatory, permitting, or other matters, and Customer delivers written notice of such inability to Operator 240 business days prior to such expiration of the Term, then this Agreement shall remain in effect on a month-to-month basis until the construction of such transload facilities is complete. Upon expiration of the Term or termination of this Agreement pursuant to Section 12 of this Agreement, Customer shall have the right to enter a Terminal and remove Customer’s Product from Operator’s storage facilities at such Terminal in any commercially reasonable manner, provided that Customer has paid all fees and charges due to Operator under this Agreement. Customer agrees, upon the expiration of the Term or termination of this Agreement, to promptly remove all Product from each Terminal at Customer’s cost.

12. Termination. This Agreement may be terminated by mutual agreement of both parties prior to the end of the Term. Without prejudice to any other right or remedy, and except for Customer’s payment obligations under this Agreement, the occurrence and continuation of any of the following events with respect to a party (the “Defaulting Party”) shall constitute good cause for immediate termination of this Agreement by the other party (the “Non-Defaulting Party”) upon written notice to the Defaulting Party: (i) the failure of the Defaulting Party to carry out any material term or provision of this Agreement for a period of thirty (30) days after written notice specifying such failure has been given by the Non-Defaulting Party, (ii) the failure of the Defaulting Party to pay any amount due to the other party under this Agreement, and such failure is not remedied within thirty (30) days of written notice from the Non-Defaulting Party, (iii) Operator (the Defaulting Party for purposes of this clause (iii)) shall sell or permit the creation of, or suffer to exist any security interest, lien, encumbrance, charge or other claim of any nature (other than Permitted Liens) with respect to any of the Product delivered to the Terminals, or (iv)

the Defaulting Party shall (A) become bankrupt or insolvent, however evidenced, or be unable to pay its debts as they fall due, (B) file a petition or otherwise commence a proceeding under any bankruptcy, insolvency, reorganization or other similar law, or have any such petition filed or proceeding commenced against it, or (C) have a liquidator, administrator, conservator, receiver or trustee appointed with respect to it or any substantial portion of its property or assets, which remains undismissed or stayed for a period of sixty (60) consecutive days.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid), sent by electronic email, or sent by facsimile transmission to the parties at the address set forth below, or at such address or to the attention of such other person as either party has specified by prior written notice to the other party. Notices shall be deemed to have been given hereunder when delivered personally, by electronic mail (provided that a copy of a notice delivered by electronic mail is also deposited with an overnight courier for delivery to the addressee on the following business day), three (3) days after deposit in the U.S. mail, one (1) day after deposit with a reputable overnight courier service (charges prepaid) and upon machine generated acknowledgment when sent by facsimile. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday. The addresses of the parties are:

If to Operator:

Green Plains Ethanol Storage LLC

450 Regency Parkway, Suite 400

Omaha, Nebraska 68114

Attention: General Counsel

If to Customer:

Green Plains Trade Group LLC

450 Regency Parkway, Suite 400

Omaha, Nebraska 68114

Attention: General Counsel

14. Force Majeure. If either party is rendered unable, wholly or in part, by reason of Force Majeure, to perform or comply with any obligation or condition of such party under this Agreement (a “Force Majeure Event”), upon giving prompt notice to the other party (such notice being not more than thirty (30) days subsequent to the Force Majeure Event), such obligation or condition shall be suspended during the continuance of the inability so caused and such party shall be relieved of any liability during such period; provided, however, that such party shall use commercially reasonable efforts to end the failure or delay of its performance or compliance with any obligation or condition of this Agreement and ensure the effects of such Force Majeure Event are mitigated. Such party shall resume the performance of its suspended obligations as soon as reasonably practicable after the resolution of the Force Majeure Event. For purposes of this Agreement, the term “Force Majeure” shall include: federal, state, county, or municipal orders, rules, legislation, or regulations; a party’s compliance with any orders of any governmental authority or persons purporting to act therefore; or when the supply of Product or any facility of production, manufacture/storage, transportation, distribution, or delivery contemplated by either party, is interrupted, unavailable and/or inadequate because of acts of God, acts of war or the public enemy, terrorist attacks, strikes, lockouts, or other disturbances, riots, hurricanes, floods, fires, explosion, or destruction (including those related to third-party common carriers) from any involuntary cause of any character, either similar or dissimilar to the foregoing, reasonably beyond the control of the party failing to perform; provided, however, that failure to pay any sums due hereunder or insufficiency of ethanol product supply available to Customer shall not constitute an event of Force Majeure.

15. Customer Guarantee. Concurrently with the execution of this Agreement, Customer shall deliver to Operator a guarantee from Green Plains Inc., in substantially the form attached hereto as Exhibit F (the “Customer Guarantee”), which Customer Guarantee shall guarantee all of Customer’s obligations under this Agreement.

16. Third Parties. Nothing contained herein, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

17. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against either party unless such modification, amendment or waiver is approved in writing and countersigned by each party hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The addition of any person as a party to this Agreement shall not constitute a modification or amendment to any provision of this Agreement.

18. Assignability; Change of Control.

a. This Agreement shall be common to the parties and their respective successors and shall not be assignable by either party without the written consent of the other party hereto, except that either party may assign this Agreement to an affiliate company, a financial institution as collateral security for money borrowed, or to any successor in the event of a merger, consolidation, reorganization or the sale of all or substantially all of its assets.

b. For the avoidance of doubt, Customer’s obligations hereunder shall not terminate if Green Plains Inc. ceases to control the general partner of Green Plains Partners LP.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability at’ any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

21. Counterparts. This Agreement may be executed in separate Counterparts (including by manual telecopied signature pages or by email in portable document format (“PDF”)),each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile machine or by email in PDF, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to the other party. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or by email in PDF to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by email in PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

22. Remedies. The parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages in accordance with this Agreement by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief to enforce or prevent any violation of the provisions of this Agreement. If a bond is required, the parties agree that a bond not to exceed $1,000 shall be adequate in all respect to protect the interests of the parties.

23. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.

25. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

26. Counsel. The Parties hereto each state that they have read this Agreement carefully, that they have consulted with legal counsel regarding the terms and provisions of this Agreement (or have had the opportunity to consult with legal counsel and chosen not to do so), and that they have relied solely upon their own judgment without the influence of anyone in entering into this Agreement.

27. Independent Contractors. Operator and Customer are independent contractors, and nothing contained within this Agreement shall be construed to constitute Operator and Customer as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Operator and Customer specifically agree that it is not authorized to make any contract, agreement, warranty or representation on behalf of the other party or to create any obligation, whether express or implied, on behalf of the other party.

28. Arbitration: The parties agree that any dispute or claim that is not settled by the parties shall be arbitrated in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator selected by Customer and Operator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place as may be specified by the arbitrator (or any place agreed to by Customer, Operator and the arbitrator). The decision or the arbitrator shall be final and binding as to any matters submitted. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 through 16, and judgment upon the award of the arbitrator may be entered by any court having jurisdiction thereof. All costs and expenses incurred in connection with, any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the Party incurring such costs and expenses. Each party shall bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. For the avoidance of doubt, the monetary recovery owed to the prevailing party to the arbitration proceeding shall include reimbursement of such advances. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall be instructed to render a final reasoned written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall be instructed to deliver a signed copy of the Final Award to Customer and Operator. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the parties, and shall include an affirmative statement to such effect. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

29. Confidentiality and Nondisclosure: Each of the Parties agrees to keep confidential and not to disclose (and shall make all reasonable best efforts to cause its officers, directors, employees, agents, and attorneys to keep confidential and not to disclose) the terms and details contained herein within this Agreement, and the discussions and negotiations leading up to or relating to the preparation and execution of this Agreement, except as required by law, including Federal securities law, or by any court, administrative or governmental entity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPERATOR:

GREEN PLAINS ETHANOL STORAGE LLC

Signature:	/s/ Michelle S. Mapes
Name:	Michelle S. Mapes
Title:	Executive Vice President—General Counsel and Corporate Secretary

CUSTOMER:

GREEN PLAINS TRADE GROUP LLC

Signature:	/s/ Michelle S. Mapes
Name:	Michelle S. Mapes
Title:	Executive Vice President—General Counsel and Corporate Secretary

Signature Page to Ethanol Storage and Throughput Agreement

Exhibit A

Insurance Requirements for Terminals (subject to Change at Operator or the Railways’ sole discretion)

Property Damage: Operator provided coverage: Operator agrees to maintain insurance covering Customer’s property, while in Operator’s physical custody and control, against physical loss or damage. Notwithstanding the foregoing, in no instance shall Operator maintain insurance or be responsible for loss or damage occasioned by Customer’s delivery of any contaminated Product, as more specifically set forth in Section 8(c) of this Agreement.

Coverage	Limit of Liability

Commercial General Liability - Occurrence Form including Contractual Liability and Broad Form Property damage	General Aggregate Limit Products/Completed Operations Aggregate Each Occurrence Personal & Advertising Injury Limit	$5,000,000
		$5,000,000
		$1,000,000
		$1,000,000
		$1,000,000

Commercial Umbrella - Occurrence Form. Underlying coverages must include General Liability, Employers’ Liability and Automobile Liability	General Aggregate Limit Products/Completed Operations Aggregate Each Occurrence	$10,000,000
		$10,000,000
		$10,000,000

Workers’ Compensation Employers’ Liability	Bodily Injury by Accident, each accident Bodily Injury by Disease, policy limit Bodily Injury by Disease, each employee	$1,000,000
		$1,000,000
		$1,000,000

Automobile Liability - Covering all owned, hired or non-owned automobiles	Bodily Injury and Property Damage, Combined Single Limit	$1,000,000
Other	1.) All coverages above shall include a Waiver of Subrogation in favor of Operator.
	2.) Automobile, General Liability and Umbrella Coverages shall be endorsed to include Operator and the Railways.
	3.) All policies above shall be endorsed stating no insurance shall be cancelled, altered or amended to reduce coverage without thirty (30) days written notice to Operator.
	4.) Workers’ Compensation/Employers Liability policy should include Alternate Employer endorsement in favor of Operator.

A-1

Exhibit B

Product Quality Testing and Specifications

Customer shall not deliver Product not fully meeting the Ethanol Specifications of the current ASTM D4806, as listed below. Operator shall have the final decision on whether Product complies with the Specifications and shall have the unilateral right to reject Product not meeting the Specifications from being received into any Terminal. Before unloading, the Product in each railcar shall be tested by the applicable Terminal for specific gravity and clarity. Any railcar not meeting the quality assurance requirements shall not be unloaded. The Operator shall notify the Customer of such Off Spec railcar and Customer shall be responsible to schedule such Off Spec railcar with the railroad for departure from the applicable Terminal as quickly as is reasonably feasible following Customer’s knowledge of such Off Spec Product being presented at a Terminal. Coordination of this testing and payment of the associated costs of testing shall be by the Operator.

Prior to the commencement of delivery of Product from any storage tank at a Terminal to trucks for a Customer, following the receipt of additional Product inventory into such tank, the storage tank inventory will be sampled, tested, and a certificate of compliance (a “COC”) issued. Additionally, any tank that has not already been certified due to the normal course of business during each month will be sampled, tested and a new COC issued at the end of each month (“Oversight Testing”). Copies of such COC(s) will be made available to the Customer, upon request, and a copy of the most recent COC will also be made available by each Terminal to accompany each truck when loaded at the applicable Terminal truck rack. The coordination of the testing and issuance of COC’s for the storage tanks will be arranged by Operator. Operator will make every reasonable effort to manage the inbound and outbound movements to and from the commingled storage tanks at each Terminal so as to minimize the number of times the tanks have to be recertified. Except for the Oversight Testing, the associated costs for certification of the ethanol storage tanks per this paragraph will be accumulated monthly and billed to the Customers at cost, prorated according to their percentage of Product shipped into the Terminals for that month. Operator will pay for the cost of Oversight Testing.

Property	Specification	ASTM Test Method
Ethanol volume %, min	92.100	D5501
Methanol, volume %, max	0.500
Solvent-washed gum, mg/100 ml max	5.000	D381
Water content, volume %, max	1.000	E203
Denaturant content, volume %, min	1.960
Volume %, max		parts/100fuel ETCH
Inorganic Chloride content, mass ppm (mg/L) max	32.000	D512
Copper content, mg/kg, max	0.100	D1688
Acidity (as acetic acid CH3COOH), mass percent (mg/L), max	0.007	D1613
pHe	6.5-9.0	D6423
Sulfates, max ppm	4.000	D7319 - 11e1[3]
	Visibly free of suspended or precipitated contaminants (clear in Appearance)

Notes to Product Specifications

1	minor amounts of commercially acceptable additives, such as corrosion inhibitors are permitted.
2	Denaturant shall be only unleaded gasoline, gasoline components, or natural gasoline at a minimum concentration of two parts by volume per 100 parts by volume of fuel ethanol and shall have a maximum end boiling point of 437°F by ASTM D4806.
3.	All shipping facilities are required to have IC/GC sulfate testing equipment. Sulfate testing at the shipping facility is required to be on a batch basis. All facilities are required to provide a potential sulfate test result.

B-1

Exhibit C

Nomination and Scheduling Procedures for Rail Deliveries

Nomination and Scheduling Procedures for rail deliveries shall be mutually agreed by the parties in accordance with the Rail Transportation Services Agreement, dated July 1, 2015 and any subsequent agreements entered into between the parties for rail transportation services.

C-1

Exhibit D

Terminal Notification and Emergency Response

IN THE EVENT OF REPAIR ISSUES AND MINOR SPILLS (LESS THAN 50 GALLONS)

1.	Immediately discontinue use of affected equipment.

2.	For spills, press the red Emergency Stop (E-Stop) electrical shut-off button if accessible to immediately discontinue power flowing to affected equipment

3.	Move to a safe distance if necessary for personal safely.

4.	Use on-site communications equipment if accessible, or

5.	Contact Operator 24-Hour Helpline at (866) 543-7465 and state the estimated gallons spilled

IN THE EVENT OF A NON-SPILL EMERGENCY

1.	Immediately discontinue use of affected equipment.

2.	Press the red Emergency Stop (E-Stop) electrical shut-off button if accessible to immediately discontinue power flowing to affected equipment.

3.	Evacuate to a safe distance for personal safety.

4.	If there is immediate danger, call 911 and state the nature of the emergency.

5.	Notify the 24-Hour Helpline at (866) 543-7465 and state the nature of the emergency.

IN THE EVENT OF A LARGE ETHANOL SPILL EMERGENCY

(OVER 50 GALLONS IN A SHORT PERIOD OF TIME)

1.	Immediately discontinue use of affected pumping equipment.

2.	Press the red Emergency Stop (E-Stop) electrical shut-off button if accessible to immediately discontinue power flowing to affected equipment

3.	Evacuate to a safe distance for personal safety.

4.	If there is immediate danger, call 911 and state the nature of the emergency.

5.	Notify the 24-Hour Helpline at (866) 543-7465 and state the estimated gallons spilled.

D-1

Exhibit E

Inventory Reporting and Logistics Services

1.	Operator will provide daily transaction reports of truck liftings with accompanying bills of lading (BOLs) for each Terminal

2.	Operator will provide daily inventory reports for each Terminal reflecting month to date inbound railcar and outbound trucks and daily position

3.	Operator will provide load numbers for each Terminal for all truck liftings as requested by customer and approved by Operator

4.	Operator will assist with scheduling for railcars and truck liftings to and from each Terminal to help ensure ratability and coordination with other position holders is maintained

5.	Operator may assess charges at Operator’s discretion for load number corrections and BOL copies

E-1

EXHIBIT F

FORM OF CUSTOMER GUARANTEE

GUARANTY

In consideration of Green Plains Ethanol Storage LLC (“Beneficiary”) agreeing at the request of Green Plains Inc., 450 Regency Parkway, Suite 400, Omaha, Nebraska 68114 (“Guarantor”) to enter into and execute that certain Ethanol Storage and Throughput Agreement, dated             , 2015 (the “Agreement”) with Green Plains Trade Group LLC (“Obligor”), Guarantor does hereby guarantee to Beneficiary, irrevocably and unconditionally, except as set forth in this Guaranty, the payment, upon Beneficiary’s demand, by Obligor of all obligations of Obligor to Beneficiary under the Agreement, whether now in existence or hereafter arising (the “Guaranteed Obligation”).

Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation to which it may apply, and, except as provided in this Guaranty, waives presentment, demand for payment, protest, notice of dishonor, non-payment or non-performance of any such obligation, suit or the taking of other action by Beneficiary against, and any other notice to, Obligor, Guarantor or others.

Beneficiary may at any time and from time to time without notice or consent of Guarantor (a) agree with Obligor to make any change in, or amend, the terms of any Guaranteed Obligation, (b) take or fail to take any action in respect of any security for any Guaranteed Obligation, (c) exercise or refrain from exercising any rights against Obligor or others under the Agreement, or (d) compromise or subordinate any Guaranteed Obligation, including any security therefor, with the assurance that the obligation of Guarantor to Beneficiary will not be impaired or compromised beyond that which is ultimately agreed to between Beneficiary and Obligor.

This guaranty shall continue in full force and effect until the date of termination of the Guaranteed Obligation. It is understood, however, that notwithstanding any such expiration or termination taking effect, this Guaranty shall continue in full force and effect with respect to any Guaranteed Obligation guaranteed hereunder which have been incurred, arise or otherwise relate to any period prior to such expiration or termination becoming effective. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be reinstated or returned due to bankruptcy or insolvency laws or otherwise.

This Guaranty is one of payment and not one of collection. Beneficiary may make written demand directly on Guarantor for such payment upon default by Obligor of any Guaranteed Obligation. In addition, Guarantor, upon demand, will reimburse Beneficiary for reasonable attorney fees necessarily incurred by Beneficiary in collection of payments or enforcement of performance hereunder. Except as to applicable statutes of limitation, delay by Beneficiary in making demand will not alter Guarantor’s obligation under this Guaranty and Beneficiary will not be required to exhaust any remedies it may have against Obligor.

Notices and demands are to be made (i) via personal delivery, express courier or certified mail, postage prepaid and return receipt requested, with such method of delivery effective upon receipt, or (ii) via electronic mail, with such method of delivery effective upon confirmation of receipt (but only if followed by transmittal by personal delivery or express courier for delivery on the next business day). Any notice to Guarantor or demand on Guarantor must be made to the following address, to the attention of General Counsel; Green Plains Inc., 450 Regency Parkway, Suite 400, Omaha, Nebraska 68114, michelle.mapes@gpreinc.com.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN CONFORMITY WITH THE LAWS OF THE STATE OF NEBRASKA WITHOUT REGARD TO ANY CONFLICT OF LAWS DOCTRINE WHICH WOULD APPLY THE LAWS OF ANOTHER JURISDICTION. GUARANTOR HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEBRASKA AND TO FEDERAL COURTS LOCATED WITHIN THE COUNTY OF DOUGLAS IN THE CITY OF OMAHA.

EACH OF GUARANTOR AND BENEFICIARY HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH OF GUARANTOR AND BENEFICIARY (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT GUARANTOR AND BENEFICIARY, AS APPLICABLE, HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

No term of provision of this Guaranty may be waived, amended, supplemented or otherwise modified except in a writing signed by Guarantor and Beneficiary.

This Guaranty embodies the entire terms of the guaranty of payment by Guarantor to Beneficiary for the Guaranteed Obligation, superseding any related prior understandings or agreements.

This Guaranty is executed effective as of             , 2015.

GREEN PLAINS INC.

EXHIBIT G

TERMINAL DESCRIPTION

Location/Terminals	Minimum Throughput (mmg per calendar quarter)	Ethanol Storage Capacity (mmg)	Tank Bottoms (in gallons)
Atkinson, Nebraska	9.38	2.074	363,000
Bluffton, Indiana	27.90	3.000	277,170
Central City, Nebraska	22.75	2.250	300,000
Fairmont, Minnesota	21.56	3.124	275,000
Lakota, Iowa	18.75	2.500	300,000
Obion, Tennessee	27.96	3.000	250,000
Ord, Nebraska	11.00	1.550	150,000
Otter Tail, Minnesota	9.75	2.000	250,000
Riga, Michigan	13.95	1.239	190,000
Shenandoah, Iowa	15.11	1.524	150,000
Superior, Iowa	11.10	1.238	228,000
Wood River, Nebraska	23.29	3.124	280,000

G-1

EXHIBIT H

ETHANOL PRODUCTION FACILITIES

Ethanol Production Plant Location
Atkinson, Nebraska
Bluffton, Indiana
Central City, Nebraska
Fairmont, Minnesota
Lakota, Iowa
Obion, Tennessee
Ord, Nebraska
Otter Trail, Minnesota
Riga, Michigan
Shenandoah, Iowa
Superior, Iowa
Wood River, Nebraska

H-1